Exhibit 10.14

SEABOARD CORPORATION

409A EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2013

SEABOARD CORPORATION

409A EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2013

TABLE OF CONTENTS

ARTICLE I. HISTORY AND PURPOSE		1

ARTICLE II. DEFINITIONS		2
2.1.	162(m) Account	2
2.2.	Accrued Benefit	2
2.3.	Actuarial Equivalent	2
2.4.	Actuarial Value	2
2.5.	Board	2
2.6.	Change of Control	2
2.7.	Code	3
2.8.	Committee	3
2.9.	Company	3
2.10.	Covered Compensation	3
2.11.	Covered Employees	3
2.12.	Disability	4
2.13.	Early Retirement Date	4
2.14.	Earnings	4
2.15.	Effective Date	4
2.16.	Executive Deferred Compensation Plan	4
2.17.	Eligible Spouse	5
2.18.	Final Average Earnings	5
2.19.	Final Average Earnings Limit	5
2.20.	Interest Rate	5
2.21.	Investment Option Plan	5
2.22.	Investment Options	5
2.23.	Investment Return	5
2.24.	Late Retirement Date	5
2.25.	Named Executive Officer	6
2.26.	Nonqualified Deferred Compensation Plan	6
2.27.	Normal Retirement Date	6
2.28.	Participant	6
2.29.	Officer	6
2.30.	Participation Date	6
2.31.	Pension Plan	6
2.32.	Plan	6
2.33.	Plan Administrator	6
2.34.	Plan Year or Year	6
2.35.	Pre-2013 Accrued Benefit	6
2.36.	Post-2012 Accrued Benefit	6
2.37.	Post-2012 Accrued Benefit Payment Date	6

2.38.	Related Company	7
2.39.	Separation Date	7
2.40.	Separation from Service	7
2.41.	Years of Service	7
2.42.	Years of Accrual Service	7
2.43.	Years of Pre-Participation Accrual Service	7
2.44.	Years of Post-Participation Accrual Service	7
2.45.	Years of Post-Participation Accrual Service Limit	7

ARTICLE III. PARTICIPATION		8
3.1.	Participation Date	8
3.2.	Cessation of Participation	8
3.3.	Participation Not Contract of Employment	8

ARTICLE IV. RETIREMENT BENEFITS		8
4.1.	Determination of Accrued Benefits	8
4.2.	Early Retirement Accrued Benefit	9
4.3.	Late Retirement Benefit	10
4.4.	Establishment of Participant 162(m) Account	10

ARTICLE V. 162(m) ACCOUNTS AND INVESTMENT RETURN		10
5.1.	Payment of 162(m) Account	10
5.2.	162(m) Account Adjustments for Investment Return	10

ARTICLE VI. PAYMENT OF BENEFITS		10
6.1.	Fully Vested Benefits	10
6.2.	Forfeitures	11
6.3.	Commencement of Payment	11
6.4.	Method of Payment	11
6.5.	Participant Elections of Method of Payment	13
6.6.	Death Benefit	13
6.7.	Determination of Beneficiary	14

ARTICLE VII. FUNDING		14
7.1.	Unfunded Plan	14

ARTICLE VIII. WITHHOLDING OF TAXES		15
8.1.	Tax Withholding	15

ARTICLE IX. PLAN ADMINISTRATOR		15
9.1.	Membership and Authority	15
9.2.	Delegation	15
9.3.	Information to be Furnished	15
9.4.	Plan Administrator’s Decision Final	16
9.5.	Remuneration and Expenses	16

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9.6.	Indemnification of Committee Member	16
9.7.	Resignation or Removal of Committee Member	16
9.8.	Interested Committee Member	16

ARTICLE X. CLAIMS PROCEDURE		16
10.1.	Claim	16
10.2.	Denial of Claim	16
10.3.	Review of Claim	16
10.4.	Final Decision	17

ARTICLE XI. AMENDMENTS TO THE PLAN		17
11.1.	General	17
11.2.	Amendments for Compliance with Laws	17
11.3.	Automatic Changes in Interest Rate and Mortality Assumptions	18

ARTICLE XII. MISCELLANEOUS		18
12.1.	Captions	18
12.2.	Company Action	18
12.3.	Company Records	18
12.4.	Evidence	18
12.5.	Gender and Number	18
12.6.	Governing Law	18
12.7.	Nonassignability	18
12.8.	Participant Cooperation	19
12.9.	Successors	19
12.10.	Unsecured General Creditor	19
12.11.	Validity	19
12.12.	Waiver of Notice	19

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SEABOARD CORPORATION

409A EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2013

ARTICLE I.
HISTORY AND PURPOSE

Seaboard Corporation (the “Company”) adopted the Seaboard Corporation Executive Retirement Plan (the “Plan”) originally effective January 1, 1994.  The Plan was amended and restated in its entirety effective January 1, 1997 (the “1997 Plan”).  The 1997 Plan continues to apply to certain employees and former employees of the Company, all of whose benefits under the 1997 Plan were frozen prior to January 1, 2005, and are governed by the 1997 Plan, which, as it applies to these participants, has not been materially modified after October 3, 2004.

The Plan was amended and restated in its entirety effective November 5, 2004, applicable to certain participants as provided therein, and was again amended and restated in its entirety effective January 1, 2005 for the primary purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Plan was further amended and restated effective January 1, 2009 for the purpose of simplifying administration of the Plan and for the purpose of complying with final Treasury regulations issued under Code Section 409A.

The Plan is now further amended and restated as provided herein effective January 1, 2013 for the purpose of (i) calculating and freezing the accrued benefit of each Participant as of December 31, 2012 (“Pre-2013 Accrued Benefit”) and (ii) providing each Plan Participant remaining in the Plan after December 31, 2012 the opportunity to accrue additional, but limited, benefits (“Post-2012 Accrued Benefit”) based on a Participant’s years of service with the Company after December 31, 2012.  The Actuarial Value of such Post-2012 Accrued Benefit will be paid as a lump sum payment on the earlier of the designated Post-2012 Accrued Benefit Payment Date specified for each Participant, the Participant’s death or disability, a Change of Control, or the first day of the seventh month following the Participant’s separation from service.  Certain Post-2012 Accrued Benefits’ payments will be delayed if any such payment would not be deductible by the Company under Section 162(m) of the Internal Revenue Code or any successor provision.  The Participants in the Plan as of January 1, 2013 and each such Participant’s Pre-2013 Accrued Benefit and Post-2012 Accrued Benefit Payment Date will be set forth on an addendum to this Plan, which addendum shall be completed as soon as possible after the applicable Pre-2013 Accrued Benefit values have been calculated and shall be kept with the Company’s general counsel and human resources departments (“Addendum B”).

The purpose of the Plan is to aid in retaining and attracting certain key employees of Seaboard Corporation and participating affiliated companies by providing to them supplemental retirement income.  The Plan is intended to be an arrangement that is unfunded and maintained primarily for the purpose of providing supplemental retirement benefits to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the

Plan is intended to satisfy the requirements of Code Section 409A.  The Plan shall be interpreted and administered in a manner consistent with this intent.

ARTICLE II.
DEFINITIONS

For the purpose of this Plan, the following words and phrases shall have the meaning indicated, unless the context clearly indicates otherwise:

2.1.                        162(m) Account means the bookkeeping account maintained by the Committee for a Participant whose Post-2012 Accrued Benefit is converted to a lump sum present value as described in Section 4.4, which is adjusted to reflect earnings and losses, and which may be paid in a lump sum as soon as permitted pursuant to Section 5.1.  Any reference herein to a distribution of the Participant’s 162(m) Account shall mean a payment of the amount credited to the Participant’s 162(m) Account as of the date of such distribution.

2.2.                        Accrued Benefit means the sum of a Participant’s Pre-2013 Accrued Benefit and Post-2012 Accrued Benefit.

2.3.                        Actuarial Equivalent means a form of benefit differing in time, period or manner of payment from a specified payment form, but having equivalent value when computed using an interest rate of eight percent (8%) per year compounded annually and the 1983 Group Annuity Mortality Table.  It is the intent that at all times reasonable actuarial assumptions be used to determine an actuarial equivalent form of benefit hereunder.  Accordingly, the Committee is authorized to amend the Plan to change the actuarial assumptions under this Section 2.3 at any time deemed advisable by the Committee based upon the advice of the actuary providing actuarial services to the Plan.  At any given time the same actuarial assumptions must be used for purposes of valuing each annuity option, and any change in actuarial assumptions must apply to all annuity options simultaneously.

2.4.                        Actuarial Value means the lump sum equivalent value as of the payment date of a Participant’s Post-2012 Accrued Benefit or Pre-2013 Accrued Benefit payable at his Normal Retirement Date and determined by using (i) the average annual interest rate on 30-year Treasury securities as specified by the Commissioner of the Internal Revenue Service (the “Commissioner”) for the 36-month period ending on November immediately preceding the Plan Year in which the earlier of such lump sum is (a) paid to the Participant or (b) calculated and credited to the Participant’s 162(m) Account and (ii) the applicable mortality table used for purposes of satisfying the requirements of Code Section 417(e) as of the applicable benefit commencement date set forth in Section 6.3.

2.5.                        Board means the Board of Directors of Seaboard Corporation.

2.6.                        Change of Control means an event or transaction described below; provided, however, an event or transaction described below will not be a Change of Control for purposes of a payment event under the Plan unless it constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v):

(a)          The acquisition by any unrelated person or entity of more than fifty percent (50%) of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(b)          The sale to an unrelated person or entity of Company assets that have a total gross fair market value of more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately prior to such sale;

(c)      The acquisition, whether by reorganization, merger, consolidation, purchase or similar transaction, by any person or entity or more than one person or entity acting as a group of more than fifty percent (50%) of the outstanding shares of stock of the Company or the combined voting power entitled to vote generally in the election of directors of the Company or the entity in which the Company was reorganized, merged or consolidated into;

(d)          The acquisition by any person or entity (other than by any descendant of Otto Bresky, Senior or any trust established primarily for the benefit of any descendant of Otto Bresky, Senior or any other related person (including spouses) or entity) of more than fifty percent (50%) of either the membership interests or the combined voting power of Seaboard Flour, LLC and SFC Preferred LLC (or any successor related companies) at any time when Seaboard Flour, LLC and/or SFC Preferred LLC or any successor related companies collectively own fifty percent (50%) or more of the Company.

For purposes of determining whether there has been a Change of Control under this Section 2.6, the attribution of ownership rules under Code Section 318(a) shall apply.  Also for purposes of determining whether there has been a Change of Control, “Company” means only Seaboard Corporation and any successors to the business of Seaboard Corporation.

2.7.                        Code means the Internal Revenue Code of 1986, as amended from time to time. References to any Section of the Internal Revenue Code shall include any successor provision thereto.

2.8.                        Committee means the committee, if any, appointed to administer this Plan pursuant to ARTICLE IX.

2.9.                        Company means Seaboard Corporation, a Delaware corporation, and any of its subsidiaries or affiliates that are participating in this Plan, and any successors to the business of Seaboard Corporation and such participating subsidiaries or affiliates.

2.10.                Covered Compensation shall be determined under the same methodology as set forth for such term under the Pension Plan provisions in effect on the Effective Date.

2.11.                Covered Employee shall have the same definition and meaning as that term is defined in Code Section 162(m)(3) and the applicable regulations and guidance issued thereunder.

2.12.                Disability means the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company.

2.13.                Early Retirement Date means the date as of which a Participant has both (a) completed ten (10) Years of Service and (b) been a Participant for five (5) Years.

2.14.                Earnings with respect to any particular Year means: (a) the total salary and bonus received by the Participant from the Company for the Participant’s services during such Year; (b) the amount of any elective contributions made by the Participant in such Year pursuant to a plan maintained by the Company where such amount is not includable in gross income in such Year under the provisions of Code Sections 125, 401(k) or 132(f); (c) the amount of the compensation reduction of a Participant effective for such Year under the Investment Option Plan; (d) the amount of the Participant’s compensation otherwise payable to the Participant in such Year that is instead deferred and credited to an account for the benefit of the Participant with respect to such Year under the Executive Deferred Compensation Plan; (e) the amount of any Company discretionary contribution attributable to such Year that is credited to an account for the benefit of the Participant under the Executive Deferred Compensation Plan; and (f) the amount credited to an account for the benefit of the Participant pursuant to a deferral election of the Participant applicable for such Year under the Nonqualified Deferred Compensation Plan.

Earnings with respect to any particular Year shall not include:  (a) reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses and welfare benefits, whether or not taxable to the Participant; (b) any benefits of the Participant accrued or paid under this Plan whether before or after the Effective Date; (c) any amount received upon the exercise of an option granted to the Participant under the Investment Option Plan; (d) any amounts credited to an account for the benefit of the Participant, and any amounts paid with respect to any such account, under the Executive Deferred Compensation Plan, except the amounts described in clauses (d) and (e) of the preceding paragraph of this Section 2.14; (e) any amounts credited to an account for the benefit of the Participant, and any amounts paid with respect to any such account, under the Nonqualified Deferred Compensation Plan, except the amount described in clause (f) of the preceding paragraph of this Section 2.14; and (f) any benefits of the Participant accrued or paid under any retirement plan qualified under Code Section 401(a), except any elective contributions described in clause (b) of the preceding paragraph of this Section 2.14.

2.15.                Effective Date means the effective date of this Plan, which is January 1, 2013.

2.16.    Executive Deferred Compensation Plan means the Seaboard Executive Deferred Compensation Plan, adopted by Seaboard Corporation effective January 1, 1999, as most recently amended and restated effective January 1, 2009, and as hereafter amended from time to time.

2.17.                Eligible Spouse means the spouse of a Participant to whom the Participant was married on the date payment of the Participant’s vested Accrued Benefit commences, or, if earlier, on the date of the Participant’s death. The length of the marriage prior to either of such dates shall not be taken into consideration.

2.18.                Final Average Earnings means, unless otherwise provided in an agreement between a Participant and the Company, a multiple of 12 times the average monthly Earnings received by a Participant for the sixty (60) consecutive months which produce the highest average Earnings during the last one hundred twenty (120) whole months for which the Participant received Earnings.  A Participant’s Final Average Earnings shall be frozen as of the end of the Plan Year in which the Participant attains the Years of Accrual Service Limit under the Plan. For purposes of determining the Participant’s Final Average Earnings a Participant’s monthly Earnings for a specific month shall be equal to a fraction of the Participant’s Earnings for the Plan Year in which such month occurs, the numerator of which fraction is one and the denominator of which fraction is the number of months (and fractions thereof) in the Plan Year for which the Participant received Earnings.  If a Participant does not receive Earnings during a minimum of sixty (60) whole months, Final Average Earnings shall be determined based upon the Participant’s average monthly earnings for all months preceding the date of determination.  Final Average Earnings cannot exceed the Final Average Earnings Limit as defined in the Plan, unless otherwise provided in an agreement between a Participant and the Company.

2.19.                Final Average Earnings Limit means a limitation generally based upon a Participant’s Earnings for the 2011 Plan Year, as provided in this Section 2.19.  Unless otherwise provided in an agreement between a Participant and the Company, for each of Steven Bresky, Robert Steer, David Dannov and Terry Holton, Final Average Earnings cannot exceed one hundred percent (100%) of such Participant’s 2011 Earnings. Unless otherwise provided in an agreement between a Participant and the Company, for any other Participant, Final Average Earnings cannot exceed one hundred fifty percent (150%) of such Participant’s 2011 Earnings.

2.20.                Interest Rate means the Moody’s AAA Seasoned Bond Index average rate as of the first business day of the Plan Year containing the period for which the interest amount payable hereunder is to be determined.

2.21.                Investment Option Plan means the Seaboard Corporation Investment Option Plan, adopted by Seaboard Corporation effective December 1, 2000, as amended from time to time.  The Investment Option Plan is now frozen.

2.22.                Investment Options means the investment options available from time to time under the Company’s Nonqualified Deferred Compensation Plan, unless different or additional investment options are selected by the Committee.

2.23.                Investment Return means the amount of earnings, gains or losses applicable to the Participant’s Account, if any, as measured by the Investment Options applicable pursuant to the Participant’s direction or as otherwise provided herein.

2.24.                Late Retirement Date means the first day of the calendar month coinciding with or next following the date the Participant actually retires after his Normal Retirement Date.

2.25.                Named Executive Officer means those Participants for whom disclosure is required pursuant to United States Securities and Exchange Commission Regulation § 229.402 (17 CFR § 229.402) or any successor regulation thereto.

2.26.                Nonqualified Deferred Compensation Plan means the Seaboard Corporation Nonqualified Deferred Compensation Plan, adopted by Seaboard Corporation effective September 1, 2005, as most recently amended and restated effective January 1, 2009, and as hereafter amended from time to time.

2.27.                Normal Retirement Date means the first day of the calendar month coinciding with or next following the date the Participant attains age sixty-two (62).

2.28.                Participant means any individual who is designated as a Participant in the Plan as provided in Section 3.1 and who has not ceased to be a Participant under Section 3.2.

2.29.                Officer means a person elected by the Board of Directors of an entity as an officer of that entity, excluding Assistant Secretary but including, without limitation, President, Vice President, Treasurer, Secretary and Assistant Treasurer.

2.30.         Participation Date means the date an employee becomes a Participant as provided in Section 3.1.  The Participation Date of each Participant shall be stated on Addendum B.

2.31.              Pension Plan means the Seaboard Corporation Pension Plan, a retirement plan qualified under Code Section 401(a) and sponsored by Seaboard Corporation, as amended from time to time.

2.32.                Plan means the Seaboard Corporation 409A Executive Retirement Plan as set forth herein and as amended from time to time.

2.33.              Plan Administrator means the Committee, if any, but if at any time there is no Committee acting hereunder then the Plan Administrator will be Seaboard Corporation.

2.34.           Plan Year or Year means the twelve (12) month period beginning January 1 and ending December 31.

2.35.                Pre-2013 Accrued Benefit means, for each individual that was a Participant in the Plan as of December 31, 2012, that benefit expressed as a benefit payable in the form of a single life annuity commencing on the Participant’s Normal Retirement Date and set forth on Addendum B.

2.36.                Post-2012 Accrued Benefit means a Participant’s benefit determined as of a particular time under the provisions of this Plan, including, where applicable, the value of an 162 (m) Account established for the Participant pursuant to Section 4.4.

2.37.                Post-2012 Accrued Benefit Payment Date means, for each Participant, that designated payment date set forth on Addendum B.

2.38.                Related Company means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes the Company or any corporation or other entity with whom the Company is considered a single employer under Code Section 414(c).

2.39.                Separation Date means the date the Participant has a Separation from Service.

2.40.                Separation from Service means the Participant’s termination of employment with the Company.  Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Participant and Company reasonably anticipate that no further services will be performed by the Participant for the Company; provided, however, that a Participant shall be deemed to have a termination of employment if the level of services he or she would perform for the Company after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Company (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company for less than 36 months).  For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant has a right to reemployment with the Company under an applicable statute or by contract.  Where used in this Section 2.40, the term Company includes any Related Company.

2.41.                Years of Service at any particular time means the years of service the Participant has at that time as determined under the Pension Plan provisions in effect on the Effective Date for vesting purposes.

2.42.                Years of Accrual Service at any particular time means Years of Accrual Service at that time as determined under the Pension Plan provisions in effect on the Effective Date, except that Years of Accrual Service shall be determined (a) based upon all hours of service with either the Company or a Related Company whether or not the Participant was a Participant in the Plan at the time of such service, (b) without applying the maximum limit of 35 Years of Accrual Service under the Pension Plan, and (c) without applying the Pension Plan’s exclusion of service during any period from January 1, 1994 through January 1, 1997 that the Participant was accruing benefits under either this Plan or any predecessor plan that merged into this Plan.  Notwithstanding the preceding sentence, Years of Accrual Service will not include any service for an entity occurring prior to the time the entity became a Related Company.

2.43.                Years of Pre-Participation Accrual Service means a Participant’s Years of Accrual Service as of his Participation Date.

2.44.                Years of Post-Participation Accrual Service means a Participant’s Years of Accrual Service after the Participant’s Participation Date, not to exceed the Years of Post-Participation Accrual Service Limit.

2.45.                Years of Post-Participation Accrual Service Limit means, unless otherwise provided in an agreement between a Participant and the Company, (a) for each Participant who is as of the Effective Date a Named Executive Officer or an Officer of Seaboard Corporation, 20 Years of Post-Participation Accrual Service, (b) for each Participant who is as of the Effective Date an Officer of a Related Company, 15 Years of Post-Participation Accrual Service, and (c) for each Participant who is as of the Effective Date neither a Named Executive Officer nor an Officer of the Company or any Related Company, 10 Years of Post-Participation Accrual Service.  For these purposes, the General Counsel of SOTG (Zach Holden) is an Officer of a Related Company and not the Company.

ARTICLE III.
PARTICIPATION

3.1.                        Participation Date.  All persons listed on Addendum B and who were Participants in the Plan immediately prior to the Effective Date will remain Participants as of the Effective Date, and the Participation Date of any such Participant is that date prior to the Effective Date that he became a Participant.  There will be no other Participants in the Plan.

3.2.                        Cessation of Participation.  A Participant will cease to be a Participant when he no longer has an Accrued Benefit.

3.3.                        Participation Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to continue in the employ of or provide services to the Company, or interfere in any way with the right of the Company to terminate the employment of the Participant or give any right or claim to any benefit under the terms of the Plan unless such right or claim is specifically vested under the terms of the Plan.

ARTICLE IV.
RETIREMENT BENEFITS

4.1.                        Determination of Accrued Benefits.  A Participant’s Accrued Benefit is a benefit calculated as a single life annuity commencing on the Participant’s Normal Retirement Date in an amount equal to the sum of the Participant’s Pre-2013 Accrued Benefit and the Participant’s Post-2012 Accrued Benefit.

(a)          Amount of Pre-2013 Accrued Benefit.  A Participant’s Pre-2013 Accrued Benefit is that benefit calculated as a single life annuity commencing on the Participant’s Normal Retirement Date, and as set forth in Addendum B.

(b)          Amount of Post-2012 Accrued Benefit.  A Participant’s Post-2012 Accrued Benefit is a benefit calculated as a single life annuity commencing on the Participant’s Normal Retirement Date in an annual amount equal to the excess of (1) the sum of (i) the “Pre-Participation Service Benefit” and (ii) the “Post-Participation Service Benefit” below, over (2) the sum of (iii) the “Pension Plan Offset,” (iv) the “Prior Cash Payment Offset;” and (v) the “Pre-2013 Accrued Benefit Offset,” provided, however, in no event shall the Participant’s Post-2012 Accrued Benefit be less than $0.

(i)                                  Pre-Participation Service Benefit.  A Participant’s Pre-Participation Service Benefit will be determined taking into account only the Participant’s Years of Pre-Participation Accrual Service and will be an amount equal to the sum of:

(1)                              .65% of his Final Average Earnings multiplied by his Years of Pre-Participation Accrual Service; and

(2)                            .50% of his Final Average Earnings in excess of Covered Compensation multiplied by his Years of Pre-Participation Accrual Service.

(ii)          Post-Participation Service Benefit.  A Participant’s Post-Participation Service Benefit will be determined taking into account the Participant’s Years of Post-Participation Accrual Service and will be an amount equal to two and one-half percent (2.5%) of his Final Average Earnings multiplied by his Years of Post-Participation Accrual Service.

(iii)         Pension Plan Offset.  The amount of a Participant’s Pension Plan Offset is the Actuarial Equivalent of the Participant’s accrued benefit as defined in the Pension Plan, determined (A) as if such benefit were payable in the form of a single life annuity that commences on the Participant’s Normal Retirement Date and (B) as of the Post-2012 Accrued Benefit Payment Date.

(iv)                          Prior Cash Payment Offset.  This offset applies only to those Participants who received one or more cash payments under the provisions of the Plan in effect from January 1, 1994 through January 1, 1997.  The amount of the Prior Cash Payment Offset is the Actuarial Equivalent of the benefit satisfied with such cash payments, determined as if such benefit were payable in the form of a single life annuity that commences on the Participant’s Normal Retirement Date or, if later, the Participant’s Separation Date.  The name of each Participant who received one or more such cash payments and the benefit satisfied with such cash payment or payments are listed on Addendum A attached hereto.

(v)                              Pre-2013 Accrued Benefit Offset.  This offset applies only to those Participants who have a Pre-2013 Accrued Benefit set forth on Addendum B and the amount of such this offset is equal to the Pre-2013 Accrued Benefit.

4.2.                        Early Retirement Accrued Benefits. If the payment commencement date of a Participant’s Pre-2013 Accrued Benefit or Post-2012 Accrued Benefit occurs on or after the Participant’s Early Retirement Date and prior to the Participant’s Normal Retirement Date, such benefit, if determined as of a date that is on or after the date the Participant attains age 55, shall equal the Participant’s Pre-2013 Accrued Benefit or Post-2012 Accrued Benefit, as the case may be and as determined under Section 4.1, reduced by four percent (4%) for each year by which the date of the determination of such Participant’s early retirement Pre-2013 Accrued Benefit or early retirement Post-2012 Accrued Benefit payment commencement date precedes the Participant’s Normal Retirement Date.  If the Participant’s early retirement Pre-2013 Accrued Benefit or early retirement Post-2012 Accrued Benefit is determined as of any date that is prior to the date the Participant attains age 55, such benefit shall equal the actuarial equivalent of such respective Accrued Benefit, as of such Accrued Benefit’s determination date, based on the interest and mortality tables then applicable under Section 2.4, of the Participant’s early retirement Pre-2013 Accrued Benefit at age 55 or early retirement Post-2012 Accrued Benefit at age 55, as the case may be, as determined in accordance with the preceding sentence.

4.3.                        Late Retirement Benefit. If the payment commencement date of a Participant’s Pre-2013 Accrued Benefit occurs on the Participant’s Late Retirement Date, the Late Retirement Benefit will be equal to the Actuarial Equivalent of the Pre-2013 Accrued Benefit on the Late Retirement Date.

4.4.                        Establishment of Participant 162(m) Account. Solely with respect to a Participant’s vested Post-2012 Accrued Benefit, if on the Participant’s Post-2012 Accrued Benefit Payment Date, the Company reasonably anticipates that, if made, such payment would not be deductible for income tax purposes by the Company under Code section 162(m), then the value of such vested Post-2012 Accrued Benefit as determined pursuant to Section 6.4 shall be credited to the Participant’s 162(m) Account as the initial value for such account.

ARTICLE V.
162(m) ACCOUNTS AND INVESTMENT RETURN

5.1.                        Payment of 162(m) Account. Notwithstanding any other provision of this Plan, a Participant with a 162(m) Account shall receive a lump sum benefit under this Plan in an amount equal to the value of the Participant’s 162(m) Account as set forth in this Article on the first day of the seventh month following the month in which the Participant has a Separation from Service.

5.2.                        162(m) Account Adjustments for Investment Return. A Participant’s 162(m) Account will be deemed invested in one or more Investment Options as directed by the Participant pursuant to procedures established by the Committee.  At such time(s) as determined by the Committee, such as when a Participant’s entire 162(m) Account is to be distributed hereunder, the Investment Return will be credited (in the case of net earnings) or charged (in the case of net losses) to the Participant’s 162(m) Account based upon information available as near as administratively feasible to the applicable determination date.

ARTICLE VI.
PAYMENT OF BENEFITS

6.1.                        Fully Vested Benefits. A Participant will be fully vested in the Participant’s Accrued Benefit upon the first to occur of:

(a)                             The Participant’s Normal Retirement Date if the Participant is an employee of the Company or a Related Company on the Participant’s Normal Retirement Date; or

(b)                             The Participant’s disability as determined by the Committee if such disability occurs while the Participant is an employee of the Company or a Related Company; or

(c)                               The Participant’s death while the Participant is an employee of the Company or a Related Company; or

(d)                             The Participant’s completion of five Years of Service; or

(e)                               A Change of Control.

6.2.                        Forfeitures.  If the Participant does not have a vested Accrued Benefit under the provisions of Section 6.1 upon the Participant’s Separation Date, then the Participant’s Accrued Benefit will be forfeited.

6.3.                        Commencement of Payment.

(a)                              Pre-2013 Accrued Benefit.  If the Participant’s vested Pre-2013 Accrued Benefit is paid in the form of an annuity as hereinafter provided, then payment will commence in the seventh month following the month in which the Participant has a Separation from Service, or in the month of the Participant’s attainment of age 62 if later.  If the Participant’s vested Pre-2013 Accrued Benefit is paid in the form of a lump sum as hereinafter provided, then payment will be made in the seventh month following the month in which the Participant has a Separation from Service (or during the 90-day period following the effective date of this amended and restated Plan if later).  The following provisions of this Section 6.3 will apply notwithstanding the preceding provisions of this Section 6.3.  If a Change of Control occurs prior to the date the Participant has a Separation from Service, then the Participant’s vested Pre-2013 Accrued Benefit will be paid to the Participant in a lump sum payment within ninety (90) days following the Change of Control.  If the Participant incurs a Disability prior to the date the Participant has a Separation from Service, then the Participant’s vested Pre-2013 Accrued Benefit will be paid to the Participant in a lump sum within ninety (90) days following the determination of such Disability.

(b)                             Post-2012 Accrued Benefit.  Unless the Participant’s Post-2012 Accrued Benefit is converted into a 162(m) Account and paid in accordance with Section 5.1 above, the Participant’s vested Post-2012 Accrued Benefit shall be paid in the form of a lump sum on the earlier of (i) the first day of the seventh month following the month in which the Participant has a Separation from Service, (ii) the Participant’s Post-2012 Accrued Benefit Payment Date, (iii) a Change of Control or (iv) the Participant’s Disability.

6.4.                        Method of Payment.

(a)                              Post-2012 Accrued Benefit.  The Participant’s vested Post-2012 Accrued Benefit shall be paid as a single cash payment in an amount equal to the Actuarial Value of the Participant’s vested Post-2012 Accrued Benefit as of the payment date;

provided, however, if the Participant is eligible to receive an early retirement benefit under Section 4.2, then the amount of a single lump sum payment to the Participant will be determined as of such payment date in accordance with Section 4.2.

(b)                             Pre-2013 Accrued Benefit.  The Participant’s vested Pre-2013 Accrued Benefit will be paid in one of the following methods elected by the Participant in accordance with Section 6.5:

(i)                                  Lump Sum Payment: A lump sum payment is a single cash payment in an amount equal to the Actuarial Value of the Participant’s vested Pre-2013 Accrued Benefit determined as of the payment date; provided, however, if the Participant is eligible to receive an early retirement benefit under Section 4.2, then the amount of a single lump sum payment to the Participant will equal the present value determined as of the payment date of the Participant’s early retirement benefit under Section 4.2 payable in the form of a single life annuity commencing on the payment date and determined by using the interest and mortality tables then applicable for purposes of determining Actuarial Value.

(ii)                              Mandatory Lump Sum.  Regardless of any contrary election made by a Participant, the Participant’s vested Pre-2013 Accrued Benefit will always be paid on the Pre-2013 Accrued Benefit commencement date in a lump sum payment if, as of the commencement date determined under Section 6.3, the Actuarial Value present value of the Accrued Benefit is less than or equal to the sum of $50,000, unless Section 4.4 applies.

(iii)                          Annuity Payment:  An annuity is payment in one of the forms described in the subparagraphs under this paragraph (b) that is the Actuarial Equivalent of the Participant’s vested Pre-2013 Accrued Benefit.  If the Participant has an Eligible Spouse at the time the election is made and elects a joint and survivor annuity payment, but does not have an Eligible Spouse at the time benefit payments commence, then benefit payments will be made in the form of a single life annuity unless the Participant elects a single life annuity with a ten (10) year term certain in accordance with the provisions of Section 6.5.

(1)          Single Life Annuity.  A single life annuity is the Actuarial Equivalent of the Participant’s vested Pre-2013 Accrued Benefit payable in annual payments to the Participant for the lifetime of the Participant.

(2)          50% Joint and Survivor Annuity.  A fifty percent (50%) joint and survivor annuity is the Actuarial Equivalent of the Participant’s vested Pre-2013 Accrued Benefit payable in annual payments to the Participant for the lifetime of the Participant and to the Participant’s Eligible Spouse upon the Participant’s death for the lifetime of the Participant’s Eligible Spouse, with each payment to the Participant’s Eligible Spouse being fifty percent (50%) of the amount of each payment to the Participant.

(3)          Single Life Annuity with 10 Year Term Certain.  A single life annuity with a ten (10) year term certain is a single life annuity described in subparagraph (1) above with a guaranteed payment term of ten (10) years.

(4)          Seventy-Five Percent (75%) Joint and Survivor Annuity.  A seventy-five percent (75%) joint and survivor annuity is the Actuarial Equivalent of the Participant’s vested Pre-2013 Accrued Benefit payable in annual payments to the Participant for the lifetime of the Participant and to the Participant’s Eligible Spouse upon the Participant’s death for the lifetime of the Participant’s Eligible Spouse, with each payment to the Participant’s Eligible Spouse being seventy-five percent (75%) of the amount of each payment to the Participant.

(5)          One Hundred Percent (100%) Joint and Survivor Annuity.  A one hundred percent (100%) joint and survivor annuity is the Actuarial Equivalent of the Participant’s vested Pre-2013 Accrued Benefit payable in annual payments to the Participant for the lifetime of the Participant and to the Participant’s Eligible Spouse upon the Participant’s death for the lifetime of the Participant’s Eligible Spouse, with each payment to the Participant’s Eligible Spouse being one hundred percent (100%) of the amount of each payment to the Participant.

6.5.                        Participant Elections of Method of Payment.  No method of payment election is permitted to be made with respect to a Participant’s vested Post-2012 Accrued Benefit.  Any Participant who did not make a timely election with respect to any Pre-2013 Accrued Benefit as determined under rules of the Plan effective as of January 1, 2009 shall be deemed to have elected a lump sum payment with respect to such Pre-2013 Accrued Benefit.  If a Participant’s method of payment of the Participant’s vested Accrued Benefit is an annuity, then at any time prior to the time the first annuity payment to the Participant is made, the Participant may elect to change the form of annuity to another form of annuity provided under the provisions of subparagraph (b)(ii) of Section 6.4.  Such election shall be made by an instrument in writing signed by the Participant and delivered to the Committee.

6.6.                        Death Benefit.  If the Participant dies prior to the payment of the Participant’s vested Post-2012 Accrued Benefit or 162(m) Account, then such benefit or 162(m) Account will be paid to the Participant’s beneficiary as determined under Section 6.7 as soon as practical after the Participant’s death, in the form of a lump sum payment.  If the Participant dies prior to the commencement of payment of the Participant’s vested Pre-2013 Accrued Benefit, then such Participant’s vested Pre-2013 Accrued Benefit will be paid to the Participant’s beneficiary as determined under Section 6.7 as soon as practical after the Participant’s death, in the form of a lump sum payment. If the Participant dies after the commencement of payment of the Participant’s vested Pre-2013 Accrued Benefit, no further payments will be made hereunder with respect to the Participant and the Participant’s benefits hereunder shall be deemed to be fully paid with respect to that Pre-2013 Accrued Benefit; provided, however, that if at the time of the Participant’s death, the Participant’s vested Pre-2013 Accrued Benefit was being paid in the form of a single life annuity with a ten (10) year term certain and all of the guaranteed payments had not been made, then the remaining guaranteed payments will be paid to the Participant’s beneficiary as determined under Section 6.7; and provided, further, that if at the time of the Participant’s death, the Participant’s vested Pre-2013 Accrued Benefit was being paid in the form of a joint and survivor annuity, then if the Participant’s Eligible Spouse survives the Participant, the survivor annuity benefit will be paid to the Participant’s Eligible Spouse until the death of the Participant’s Eligible Spouse.

6.7.                        Determination of Beneficiary.  Each Participant from time to time may designate any person or persons, trust, estate or charitable institution (who may be designated concurrently or contingently) to whom the Participant’s vested Accrued Benefit under the Plan will be paid if the Participant dies prior to the payment or commencement of payment of the Participant’s Accrued Benefit or if the Participant dies after the commencement of payment in the form of a single life annuity with a ten (10) year term certain and prior to the completion of such guaranteed payments.  A beneficiary designation will be effective only if filed in writing with the Plan Administrator while the Participant is alive.  The Participant’s beneficiary will be the beneficiary designated on the last such written designation filed by the Participant prior to the Participant’s death. A Participant may designate separate persons as beneficiaries for the Participant’s Pre-2013 Accrued Benefit and Post-2012 Accrued Benefit.

If a Participant fails to validly designate a beneficiary, then the Participant’s beneficiary will be the Participant’s Eligible Spouse, but if the Participant is not survived by an Eligible Spouse then the Participant’s beneficiary will be the personal representative of the Participant’s estate in his or her capacity as representative; provided, however, if the Participant does not otherwise have a probate estate, the Plan Administrator may pay the Participant’s vested Accrued Benefit to such person or persons whom the Plan Administrator determines, in the Plan Administrator’s sole and absolute discretion, would be the beneficiaries in a probate proceeding, and the Plan Administrator shall have no liability to any person for any such determination.

ARTICLE VII.
FUNDING

7.1.                        Unfunded Plan.  This Plan is an unfunded plan for income tax purposes and for purposes of Title I of ERISA.  With the approval of the President or the Board, the Company may from time to time deposit assets in a trust established by the Company that is subject to the creditors of the Company but which assets must otherwise be used for the purpose of paying Accrued Benefits hereunder.  The Committee may, but is not required to, invest assets of such trust in the Plan’s Investment Options or to invest such trust assets in any other investment as determined by the Committee in its sole discretion.  In the event of a Change of Control, the Company will, as soon as practical following such Change of Control, deposit or cause to be deposited in such trust, assets of an amount sufficient (as determined by the actuary of the

Pension Plan) to pay all vested Accrued Benefits of the Participants as determined as of the first day following such Change of Control.

ARTICLE VIII.
WITHHOLDING OF TAXES

8.1.                        Tax Withholding.  The Company has the right to retain and withhold from any payment of benefits hereunder the amount of taxes required by any government to be withheld or otherwise be deducted and paid with respect to such payment.

ARTICLE IX.
PLAN ADMINISTRATOR

9.1.                        Membership and Authority. The Board will appoint, or delegate the appointment of, a Committee to act as Plan Administrator.  In the event a Committee is acting as Plan Administrator, the Committee shall act by a majority of its members except to the extent it has delegated responsibilities hereunder.  The Plan Administrator shall have the following powers, rights and duties in addition to those vested in it elsewhere in the Plan:

(a)          To adopt such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan and as are consistent with the provisions of the Plan.

(b)          To enforce the Plan in accordance with its terms and with such applicable rules and regulations as may be adopted.

(c)          To construe and interpret the Plan in the Plan Administrator’s sole discretion, and to determine all questions arising under the Plan, including the power to determine the rights of Participants and their beneficiaries and the amount of their respective benefits.

(d)          To maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Plan Administrator may decide.

(e)          To direct all payments of benefits under the Plan.

9.2.                        Delegation.  In exercising its authority to control and manage the operation and administration of the Plan, the Plan Administrator may employ agents and counsel (who may also be employed by the Company) and delegate to them such powers as the Plan Administrator deems desirable.

9.3.                        Information to be Furnished.  The Company shall furnish the Plan Administrator or its delegees such data and information as may be required. The records of the Company as to an employee’s or Participant’s period of employment, Separation from Service and the reason therefore, leave of absence and compensation will be conclusive on all persons unless determined to be incorrect.

9.4.                        Plan Administrator’s Decision Final.  Any interpretation of the Plan and any decision on any matter within the discretion of the Plan Administrator made in good faith is binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known, and the Plan Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

9.5.                        Remuneration and Expenses.  No remuneration shall be paid to the Plan Administrator (or any Committee member) for services hereunder.  All expenses of the Plan Administrator (or a Committee member) incurred in the performance of the administration of the Plan shall be reimbursed by the Company.

9.6.                        Indemnification of Committee Member.  The Committee and the individual members thereof shall be indemnified by the Company against any and all liabilities, losses, costs, and expenses (including fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or the members by reason of the performance of a Committee function if the Committee or such members did not act dishonestly or in willful or negligent violation of the law or regulations under which such liability, loss, cost or expense arises.

9.7.                        Resignation or Removal of Committee Member.  A Committee member may resign at any time by giving ten (10) days advance written notice to the Company and the other Committee members. The Company may remove a Committee member by giving advance written notice to him or her, and the other Committee members.

9.8.                        Interested Committee Member.  A member of the Committee may not decide or determine any matter or question concerning his or her own benefits under the Plan.

ARTICLE X.
CLAIMS PROCEDURE

10.1.                Claim.  Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

10.2.                Denial of Claim.  If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Committee and shall state:

(a)                              The reason for denial, with specific reference to the Plan provisions on which the denial is based.

(b)                             A description of any additional material or information required and an explanation of why it is necessary.

(c)                               An explanation of the Plan’s claim review procedure.

10.3.                Review of Claim.  Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the

Committee within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4.                Final Decision.  The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Committee’s receipt of a request for review.  The decision shall be in writing and shall state the reasons and relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE XI.
AMENDMENTS TO THE PLAN

11.1.                General.  The Board may, at any time or times, amend the Plan, pursuant to written resolution adopted by the Board; provided, however, no amendment shall be effective to decrease or adversely affect:

(a)                              the amount of any Participant’s Accrued Benefit as of the Effective Date;

(b)                             the benefit that will accrue or be paid to such Participant; or

(c)                               subject to the last sentence of Section 11.3, the lump sum value of any Accrued Benefit under the Plan,

unless the Participant agrees to such amendment, and no amendment may relieve the Company of its obligations under ARTICLE VII unless all of the Participants agree to such amendment.  If, without a Participant’s consent, any amendment adversely affects or reduces a Participant’s Accrued Benefit as of the Effective Date, or in any way reduces the benefit that will accrue or be paid to the Participant under the Plan, then such purported amendment shall not apply to such Participant and the Plan provisions as in effect immediately before such amendment shall remain in effect for such Participant.

11.2.                Amendments for Compliance with Laws.  In addition to the preceding amendment authority of the Board, the appropriate officers of the Company are authorized to amend the Plan from time to time as they deem advisable for purposes of complying with any provisions of the Internal Revenue Code and Treasury Regulations and any other guidance issued by the Secretary of the Treasury, and the Committee is authorized to amend the Plan as provided in Section 2.4; provided, however, in the event an amendment is made by the Board, the Committee or an authorized officer in order to conform the Plan to applicable changes in law which amendment results in a reduction to the Accrued Benefit or the benefit that will accrue or be paid to any Participant, the Company shall establish an alternative provision or plan that will provide benefits to such Participants that are substantially equal to the benefits reduced in this Plan as a result of such amendment.  To be certain, if any such amendment to the Plan is made to conform the Plan to applicable law and this results in an increase to the federal, state or local income taxes payable upon receipt of the Accrued Benefit, the Company shall not establish an alternative provision or plan that will pay or reimburse Participants for such taxes.

11.3.                Automatic Changes in Interest Rate and Mortality Assumptions.  Notwithstanding any of the foregoing provisions of this ARTICLE XI, it is understood that, as the formula to calculate a benefit hereunder contains certain interest rate and mortality assumptions, which change from time to time, changes to such interest rate (such as an increase in the 30-year Treasury securities rate) or mortality assumptions which are otherwise in accordance with the Plan as of the Effective Date but which may result in a reduction in absolute (but not actuarial) benefits, such changes are not considered to decrease or adversely affect the amount of a Participant’s Accrued Benefit.

ARTICLE XII.
MISCELLANEOUS

12.1.                Captions.  The captions of articles, sections, paragraphs and subparagraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.2.                Company Action.  Except as may be specifically provided herein, any action required or permitted to be taken by the Company may be taken on behalf of the Company by the President of the Company.

12.3.                Company Records.  Records of the Company as to an employee’s or Participant’s period of employment, Separation from Service and the reason therefore, leaves of absence, reemployment and compensation will be conclusive on all persons, unless determined to be incorrect.

12.4.                Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and may be signed, made or presented by the proper party or parties.

12.5.                Gender and Number.  Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular, and the singular shall include the plural.

12.6.                Governing Law.  Except to the extent governed by ERISA or the Code, the provisions of this Plan shall be construed and interpreted according to the laws of the state of Delaware.

12.7.                Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly hereby declared to be unassignable and nontransferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or separation for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or another person’s bankruptcy or insolvency.

12.8.                Participant Cooperation.  A Participant will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Company.

12.9.                Successors.  The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

12.10.        Unsecured General Creditor. Participants and their beneficiaries, heirs, successors, and assigns will have no secured interest or claim in any property or assets of the Company whether or not such assets are held in a trust that may be used for the purpose of paying benefits hereunder.  For purposes of the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged, assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.  No Company shall have any obligation under this Plan with respect to individuals other than that Company’s employees.

12.11.        Validity.  In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

12.12.        Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to notice.

The Company hereby agrees to the provisions of this Plan, and, in witness thereof, the Company causes this Agreement to be, executed on this    21    day of     December    , 2012.

SEABOARD CORPORATION

By:	/s/ Steven J. Bresky
Steven J. Bresky, President

ADDENDUM

TO

SEABOARD CORPORATION

409A EXECUTIVE RETIREMENT PLAN,

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2013

Following is an Addendum to the Seaboard Corporation 409A Executive Retirement Plan, Effective January 1, 2013, which is filed with the Securities and Exchange Commission (“SEC”).  Seaboard Corporation (“Seaboard”) undertakes to provide to the SEC the Addendum, as requested, subject to Seaboard’s right to request confidential treatment under the Freedom of Information Act.

Addendum A  --  Prior Cash Payments